Exhibit 99.1

FOR IMMEDIATE RELEASE	No. 09-10

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

OMNI Awarded Seismic Drilling Contract in the Marcellus Shale

CARENCRO, LA – October 21, 2009 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today that it has been awarded a contract with a leading seismic data acquisition company to perform a major seismic drilling project in the Marcellus Shale geographic region. The contract is expected to generate approximately $4 million in revenue. OMNI anticipates the contract will commence during the first quarter of 2010.

Through its Seismic Services business segment, OMNI believes it is one of the premier seismic drilling contractors in the Gulf Coast region, and has been active in sizable transition zone and highland drilling projects, including the Barnett, Woodford, Fayetteville and Haynesville shale plays. The Marcellus contract will represent OMNI’s entry into the prolific Marcellus Shale geographic region, and is expected to involve approximately 200 square miles of diversified terrain.

OMNI President and Chief Executive Officer Brian J. Recatto commented, “This award is evidence that OMNI’s solid reputation in the industry gives us the traction to expand the business into new geographic regions. We are pleased to be able to bring our expertise, experience and innovation into the rapidly growing Marcellus marketplace, starting with our seismic drilling capabilities. Beyond this initial success, we are continuing to aggressively market all of our services to capture additional strategic growth opportunities in the region; we believe this contract has the potential to be the first of many opportunities for us.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through five business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Fluid and Transportation Services and Other Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the impact of the current economic climate, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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